Exhibit 14

SILVER LAKE SUMERU FUND, L.P.

SILVER LAKE TECHNOLOGY INVESTORS SUMERU, L.P.

2775 Sand Hill Road, Suite 100

Menlo Park, California 94025

April 21, 2013

POWER-ONE, INC.

740 Calle Plano

Camarillo, California 93012

Re:	Acknowledgement of Obligations Relating to the Voting Agreement

Ladies and Gentlemen:

Reference is hereby made to the Voting Agreement dated as of the date hereof between Silver Lake Sumeru Fund, L.P. (“SLSF”) and Silver Lake Technology Investors Sumeru, L.P. (“SLTI”, and together with SLSF, the “Stockholders”) and ABB Ltd (a copy of which is attached hereto as Exhibit A, the “Voting Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Voting Agreement.

Section 4 of the Voting Agreement requires each Stockholder, upon receipt of written notice from Power-One, Inc. (the “Company”), to use its respective reasonable best efforts to surrender its Warrants to the Company on or prior to the Closing Date in exchange for receipt of the Total Warrant Payment contemplated by Section 3.1(e) of the Merger Agreement. The Company hereby agrees to provide the Stockholders with notice no less than three (3) Business Days prior to the Closing, which (i) specifies the date on which the Closing is scheduled to occur and (ii) contains all information required to be provided by the Merger Agreement to each holder of record in connection with the surrender of such holders’ Certificates (as defined in the Merger Agreement) and/or Warrants (including, the letter of transmittal described in Section 3.2(b) of the Merger Agreement).

Section 10 of the Voting Agreement requires each Stockholder, upon receipt of a written request from the Company, to take all reasonable actions identified in such written request that are necessary to permit the automatic conversion of certain shares of Series C Preferred Stock into Company Common Stock (as specified therein). As provided by Section 10, the automatic conversion of such shares is expressly contingent upon compliance with, and subject to, (i) receipt, termination or expiration of the waiting period, consent or approval under the HSR Act and (ii) receipt, termination or expiration, as applicable, of such other approvals or waiting periods required under all other applicable Antitrust Laws. In connection with the foregoing, the Company hereby agrees to (i) pay or cause to be paid when due, all filing, application and other similar fees under the HSR Act and other Antitrust Laws payable by the Stockholders and/or their Affiliates in connection with the making of such filings, and (ii) promptly reimburse the

Stockholders and their Affiliates for their reasonable out-of-pocket expenses (including reasonable attorney’s fees) incurred in connection with the preparation and making of such filings.

Section 11 of the Voting Agreement contains provisions that restrict the conduct of the Stockholders in a manner similar to the “no shopping” provisions of the Merger Agreement. The Stockholders acknowledge that their breach of this provision could also cause the Company to be in breach of Section 6.5 of the Merger Agreement, and that the Company is agreeing to such provisions in reliance on the provisions of Section 11 of the Voting Agreement. Accordingly, the Stockholders agree (i) to comply with Section 11 of the Voting Agreement and (ii) not to agree to any amendment to such provisions without the consent of the Company.

This letter agreement shall become effective when executed by each of the signatories hereto and may be executed in one or more counterparts and each such counterpart hereof shall be deemed to be an original instrument but all such counterparts together shall constitute but one agreement. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

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Very Truly Yours,

SILVER LAKE SUMERU FUND, L.P.

By:	SILVER LAKE TECHNOLOGY
ASSOCIATES SUMERU, L.P.,
its general partner

By:	SLTA SUMERU (GP), L.L.C.,
its general partner

By:	/s/ Kyle T. Ryland
Name:	Kyle T. Ryland
Title:	Managing Director

SILVER LAKE TECHNOLOGY INVESTORS SUMERU, L.P.

By:	SILVER LAKE TECHNOLOGY
ASSOCIATES SUMERU, L.P.,
its general partner

By:	SLTA SUMERU (GP), L.L.C.,
its general partner

By:	/s/ Kyle T. Ryland
Name:	Kyle T. Ryland
Title:	Managing Director

[Signature Page to Letter Agreement]

Acknowledged and Agreed,
as of the date first above written:

POWER-ONE, INC.

By:	/s/ Richard J. Thompson
Name:	Richard J. Thompson
Title:	President and Chief Executive Officer

[Signature Page to Letter Agreement]

Exhibit A

Voting Agreement